EXHIBIT NO. 99.2


Deloitte &
     Touche LLP               __________________________________________________
                              Suite 1200                Telephone (714) 436-7100
                              695 Town Center Drive    Facsimile: (714) 436-7200
                              Costa Mesa, California 92626-1924


To Pacific Mutual Life Insurance Company:



We have examined management's assertion about Pacific Mutual Life Insurance Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1996, included in the accompanying management assertion. Management is responsible for Pacific Mutual Life Insurance Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Pacific Mutual Life Insurance Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Pacific Mutual Life Insurance Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Pacific Mutual Life Insurance Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.



Deloitte & Touche LLP

March 7, 1997

Deloitte Touche
Tohmatsu
International



                          EXHIBIT NO. 99.2 (Continued)


December 31, 1996



Deloitte & Touche LLP:



As of and for the year ended December 31, 1996, Pacific Mutual Life Insurance Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Pacific Mutual Life Insurance Company had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $10,000,000.



/s/  Thomas C. Sutton                                          December 31, 1996
     Thomas C. Sutton, Chief Executive Officer


/s/  Khanh T. Tran                                             December 31, 1996
     Khanh T. Tran, Senior Vice President & Chief Financial Officer


/s/  Michelle A. Curran                                        December 31, 1996
     Michelle A. Curran, Vice President, Portfolio Management & Operations


/s/  Wendy Balden                                              December 31, 1996
     Wendy Balden, Assistant Vice President, Portfolio Operations